Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NOBLE CORPORATION,

DUKE MERGER SUB, LLC

and

PACIFIC DRILLING COMPANY LLC

Dated as of March 25, 2021

- i -

- ii -

Annex I	Index of Defined Terms
Exhibit A	Plan of Merger
Exhibit B	Form of Registration Rights Agreement

- iii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 25, 2021, is by and among Noble Corporation, a Cayman Islands exempted company (“Parent”), Duke Merger Sub, LLC, a limited liability company incorporated under the laws of the Cayman Islands (“Merger Sub”), and Pacific Drilling Company LLC, a limited liability company incorporated under the laws of the Cayman Islands (“Company” and, together with the Parent and Merger Sub, the “Parties”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Limited Liability Companies Act (as amended) of the Cayman Islands (the “LLCA”), the Parties intend that Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger and a wholly owned subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Share Issuance;

WHEREAS, Parent, as the sole member of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Members (the “Selling Members”) have entered into one or more voting and support agreements (the “Voting and Support Agreements”) with Parent pursuant to which such Company Members have voted their respective Membership Interests in favor of the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Selling Members (i) intend for the transactions contemplated by this Agreement, including the Merger, to constitute a Drag-Along Sale (as defined in Section 9.5(a) of the Company LLC Agreement), and to require the other Company Members to sell all of their Membership Interests to Parent and to consent to and vote in favor of such Drag-Along Sale, and (ii) have agreed pursuant to the Voting and Support Agreements to cause the Company to deliver to each other Company Member a written notice (a “Buyout Notice”), in a form satisfying the requirements of Section 9.5(a) of the Company LLC Agreement and stating, among other things, that such Selling Members propose to effect the sale, pursuant to this Agreement, of all the Membership Interests for the Merger Consideration;

WHEREAS, upon receipt of the Buyout Notice and as provided in Section 9.5(a) of the Company LLC Agreement, each Company Member is obligated to sell all of its Membership Interests for the purchase price set forth in the Buyout Notice and upon the other terms and conditions of such Drag-Along Sale and to consent to and vote in favor of such Drag-Along Sale (and otherwise take all reasonably necessary action to cause consummation of the proposed Drag-Along Sale);

WHEREAS, by virtue of the approval by the Company Board of the Drag-Along Sale (an “Approved Sale”) and as provided in Section 9.5(b) of the Company LLC Agreement, each Company Member must (i) include its Membership Interests in the Approved Sale, (ii) vote in favor thereof and consent thereto, and (iii) use its best efforts to cooperate in the Approved Sale and will take all necessary and desirable actions (and if any Member fails to do so, the Company is automatically authorized, as a term of the Membership Interests in the Company LLC Agreement, to take such actions in respect of any such Membership Interests) in connection with the consummation of the Approved Sale as are reasonably requested by the Company Board, including by waiving any appraisal or similar rights with respect to the Approved Sale and executing any action by written consent of the Company Members; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the LLCA, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under the LLCA as the Surviving Company in the Merger and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas on the earliest to occur of (a) April 15, 2021, (b) if the conditions set forth in Article VI have not been satisfied by April 15, 2021 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as soon as practicable (and in any event within two (2) business days) after the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions, and (c) such other date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Registrar of Companies of the Cayman Islands a plan of merger, substantially in the form of Exhibit B hereto (such plan of merger, together with such other amendments agreed between the Company and the Merger Sub, the “Plan of Merger”) and such documents as may be required in accordance with the applicable provisions of the LLCA (including a declaration and undertaking by a manager of Merger Sub and a manager of the Company made in accordance with Section 49(9) of the LLCA) (collectively, the “Cayman Merger Documents”), each executed in accordance with, and containing such information as is required by, the relevant provisions of the LLCA in order to effect the Merger. The Merger shall become effective at such time as the Plan of Merger has been registered by the Registrar of Limited Liability Companies of the Cayman Islands or at such other, later date and time as is agreed between the Parties and specified in the Plan of Merger in accordance with the relevant provisions of the LLCA (being no later than the ninetieth (90th) day after the date of such registration) (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the LLCA.

Section 1.5 Organizational Documents of the Surviving Company. At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time will remain unchanged and will be the limited liability company agreement of the Surviving Company until duly amended in accordance with the terms thereof and applicable Law.

Section 1.6 Directors and Officers of the Surviving Company. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF INTERESTS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Company Interests.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any Company Interests or limited liability company interests of Merger Sub:

(i) Limited Liability Company Interests of Merger Sub. The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become limited liability company interests of the Surviving Company and shall constitute the only outstanding limited liability company interests of the Surviving Company and the Surviving Company shall procure that its register of members shall be updated to reflect such issuance.

(ii) Cancellation of Certain Company Interests. All Company Interests issued and outstanding immediately prior to the Effective Time that are owned by Parent or Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Company Interests”), no consideration shall be delivered in exchange therefor and the register of members of the Company shall be updated accordingly.

(iii) Conversion of Company Interests. Subject to the other provisions of Article II, (A) each Membership Interest issued and outstanding immediately prior to or upon the Effective Time, excluding any Cancelled Company Interests, shall be converted automatically into and shall thereafter represent the right to receive a number of Parent Shares equal to the Membership Interest Exchange Ratio, (B) each Company Warrant issued and outstanding immediately prior to or upon the Effective Time, excluding any Cancelled Company Interests, shall be converted automatically into and shall thereafter represent the right to receive a number of Parent Shares equal to the Warrant Exchange Ratio (the aggregate consideration paid pursuant to this subsection (iii), the “Merger Consideration”), and (C) any such Parent Shares to be newly and validly issued, fully paid and non-assessable and the Parent shall procure that its register of members shall be updated to reflect the Share Issuance upon the issuance of such Parent Shares following the Effective Time upon receipt of an applicable Letter of Transmittal.

All Company Interests converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the register of members shall be updated accordingly. Each registered holder a Company Interest immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which the Company Interests have been converted pursuant to this Section 2.1, as well as any amounts to which holders of Company Interests become entitled in accordance with Section 2.2(e). Any certificate (“Certificate”) representing any Company Interest immediately prior to the Effective Time shall be automatically cancelled with effect from the Effective Time.

(b) Appraisal Rights. No appraisal rights or similar rights shall be available with respect to the Merger and the other transactions contemplated hereby by virtue of (i) the waiver thereof by the Selling Members the obligation of the other Company Members under Section 9.5(a) of the Company LLC Agreement to take all reasonably necessary action to cause consummation of the proposed Drag-Along Sale, which includes a waiver of such rights, and (ii) the Company Board’s approval of the Approved Sale and the consequent waiver of such rights as contemplated by Section 9.5(b) of the Company LLC Agreement.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding Parent Shares shall have been changed into, or exchanged for, a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the Membership Interest Exchange Ratio and the Warrant Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, however, that nothing in this Section 2.1(c) shall be construed to permit the Parent to take any action with respect to its securities that is prohibited by Section 5.1 or the other terms of this Agreement.

(d) No Fractional Shares. No certificates or scrip or shares representing fractional Parent Shares shall be issued upon the exchange of Company Interests and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Shares. In lieu of any fractional Parent Share to which each holder of Company Interests would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole Parent Share, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(b) Exchange Fund. As of the Effective Time, Parent shall allot to each holder of record of Company Interests such whole number of Parent Shares as such holder is entitled to receive under Section 2.1(a)(iii), which allotment shall be conditional only upon (and such Parent Shares shall be issuable upon) compliance with Section 2.2(d) (such Parent Shares as are allotted to the holders of record of Company Interests, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five (5) business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Interests (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass (as applicable), only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Interests in exchange for the Merger Consideration and any amounts to which such holders of Company Interests become entitled in accordance with Section 2.2(e).

(d) Surrender of Company Interests. Upon surrender of Company Interests to the Exchange Agent, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Company Interests shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares represented by such Company Interests pursuant to this Agreement and amounts to which such Company Interests become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of Company Interests that is not registered in the register of members of the Company, any Parent Shares to be issued upon due surrender of the Certificate formerly representing such Company Interests may be issued to a transferee if such Company Interest is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable membership interests transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Company Interest shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration deliverable in respect of the interests represented by such Company Interests pursuant to this Agreement and any amounts to which such Company Interests become entitled in accordance with Section 2.2(e).

(e) Treatment of Unexchanged Equity. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Shares (or amounts in respect thereof), shall be paid to the holder of any unsurrendered Company Interests to be converted into Parent Shares pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of Company Interests to be converted into Parent Shares pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration) an amount equal to any such dividends or other distributions, without any interest thereon, which had been paid upon a Parent Share prior to such time (or had been declared prior to such time but are unpaid at such time) multiplied by the number of Parent Shares being issued to such holder.

(f) No Further Ownership Rights in Company Interests. The Merger Consideration delivered in accordance with the terms of this Article II upon conversion of any Company Interests, together with any amounts to which such Company Interests become entitled in accordance with Section 2.2(e), shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Interests. From and after the Effective Time, (i) all holders of Company Interests shall cease to have any rights as membership interest or warrant holders of the Company other than the right to receive the Merger Consideration into which the membership interests represented by such Company Interests have been converted pursuant to this Agreement in accordance with Section 2.2(d) (together with any amounts to which such Company Interests become entitled in accordance with Section 2.2(e)), without interest, and (ii) the register of members of the Company shall be closed with respect to all Company Interests outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the transfer books of the Surviving Company of Company Interests that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Interests are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Company Interests shall be cancelled and exchanged as provided in this Article II.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, if any, as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Interests pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Interests at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Company Interests for two hundred seventy (270) days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Interests who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(i) No Liability. None of Parent, the Company, the Surviving Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or any cash to be paid in accordance with this Article II that remains undistributed to the holders of Company Interests as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Company, the Company, Parent, Merger Sub and the Exchange Agent, and their respective affiliates (without duplication), shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law; provided, however, that Parent shall provide at least five (5) days’ (or as soon as practical if such amount that is required to be deducted or withheld is due to a change in applicable Law) written notice to the Company if Parent intends to withhold any amounts under this Section 2.2(j) and Company and Parent shall cooperate in good faith to reduce or eliminate such withholding. To the extent that such amounts are so properly deducted or withheld and paid over to the relevant Tax authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding, and if withholding is taken in Parent Shares, the relevant withholding agent shall be treated as having sold such Parent Shares on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the relevant Tax authority. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Interests in respect of which such deduction and withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Further Assurances. If at any time before or after the Effective Time, Parent, the Surviving Company or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the

Effective Time, then Parent, Merger Sub, the Surviving Company and the Company and their respective officers, managers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) The Company is a Cayman Islands limited liability company duly organized and validly existing under the Laws of the Cayman Islands. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for any such failures to have such power and authority as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has the requisite entity capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent, prior to the date hereof, true and complete copies of the certificate of incorporation, bylaws, articles of association, limited liability company agreement or comparable constituent or organizational documents for the Company and each of its material Subsidiaries as identified in Section 3.1(b) of the Company Disclosure Schedule (the “Company Material Subsidiaries”), in each case as amended to and in effect as of the date hereof (collectively, the “Company Organizational Documents”). The Company is not in violation, and none of the Company’s Subsidiaries is in material violation, of any of the Company Organizational Documents.

(c) The authorized Membership Interests consists of one class of equity interests. As of the close of business on March 24, 2021, 2,500,000 Membership Interests were issued and outstanding and 441,176 Company Warrants were issued and outstanding. All outstanding Company Interests are, and all such Company Interests that may be issued prior to the Effective Time, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.1(c) and Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by the Company or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any publicly traded security issued by the Company or its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company Members on any matter.

(e) Other than the Voting and Support Agreements and the Company Organizational Documents, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of the Company or any of its Subsidiaries.

(f) Except as set forth on Section 3.1(f) of the Company Disclosure Schedule, (i) no Subsidiary of the Company owns any equity interests of the Company and (ii) the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than the Company Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither the Company nor any of its Subsidiaries has any obligation to repurchase, redeem or otherwise acquire any equity interests of the Company or any such Subsidiary.

Section 3.2 Company Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Cayman Merger Documents to which it is a party and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company or vote of the Company Members is necessary to authorize the execution and delivery by the Company of this Agreement and the other Company Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby. The Company Board has unanimously duly and validly adopted resolutions approving this Agreement and the other Company Transaction Documents and the other transactions contemplated hereby and thereby, including the Merger. The Company Board has further approved this Agreement as an ‘Approved Sale’ as contemplated by Section 9.5(b) of the Company LLC Agreement. None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Company Transaction Documents has been or will be duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Company Transaction Documents constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the CLCI, (ii) the filing of the Cayman Merger Documents with the Registrar of Limited Liability Companies of the Cayman Islands, and (iii) the approvals set forth in Section 3.2(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any United States, state of the United States or non-United States governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, international treaty or standards organization, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) (other than the Company Permitted Liens and any Liens created in connection with any action taken by Parent or its affiliates), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries or any contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3 Reports and Financial Statements.

(a) The Company Financial Statements (including all related notes and schedules thereto) of the Company provided by the Company to Parent (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 3.4 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, which has been provided to Parent, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board, if any, (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.5 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (a) liabilities or obligations disclosed and provided for in the most recent balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (b) liabilities or obligations incurred in accordance with or in connection with this Agreement, (c) liabilities or obligations incurred since December 31, 2020 in the ordinary course of business consistent with past practice since the date of such balance sheet, (d) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable international, federal, state, local or foreign law, act, statute, code, ordinance, rule, common law principle, regulation (including the non-applicability of anti-takeover laws), convention, treaty, judgment, Order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”) and have filed all necessary tariffs, reports, notices and other documents with all Governmental Entities, in each case, except where the failure to have such Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All the Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all material Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, each drilling unit owned or leased by the Company or any of its Subsidiaries which is subject to classification is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 3.7 Absence of Certain Changes or Events.

(a) From December 31, 2020 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since December 31, 2020, there has not been any event, change, effect, development, occurrence or state of facts that has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect (a) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries (or related to their operations), alleging non-compliance with or other liability under any Environmental Law, (b) the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (c) none of the Company and its Subsidiaries is subject to any Order or is subject to any obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases of Hazardous Materials, and (d) none of the Company and its Subsidiaries has received any unresolved written claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

Section 3.9 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the Company’s knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no claims, actions, suits, charges, complaints, inquiries, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to the Company’s knowledge, threatened) against, by or affecting the Company or any of its Subsidiaries, or any of their respective properties, (c) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to the Company’s knowledge, threatened to be imposed) against the Company or any of its Subsidiaries, and (d) the Company Confirmation Order is in full force and effect and has not been reversed, modified, or stayed, except with the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 3.10 Investment Company. None of the Company or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 3.11 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than the Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), and no third party has ownership rights or license rights to improvements made by the Company in the Company Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property and (iv) to the Company’s knowledge, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.12 Properties.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all real property owned by the Company or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property”), in each case free and clear of all Liens (other than the Company Permitted Liens).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all Liens (other than the Company Permitted Liens).

Section 3.13 Ownership and Maintenance of Drilling Units.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report, a true and complete copy of which has been provided to Parent by Company (the “Company Fleet Report”), in each case free and clear of all Liens except for the Company Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the drilling units listed in the Company Fleet Report have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 3.14 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.14(a) of the Company Disclosure Schedule:

(i) The Company and each of its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

(ii) The Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(iii) No Tax Return of the Company or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding, and there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries. No claim, assessment, deficiency, or proposed adjustment for Taxes has been assessed or asserted by any Governmental Entity, in each case, which has not been paid in full or finally resolved with no currently unpaid payment due.

(iv) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by the Company or any of its Subsidiaries. There are no requests for rulings or determinations in respect of any Tax pending between the Company, on the one hand, and any Governmental Entity, on the other hand.

(v) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts exclusively between or among one or more of the Company and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vi) Neither the Company nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among one or more of the Company and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); or (iii) a prepaid amount received or deferred revenue accrued on or prior to the Closing.

(viii) Neither the Company nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(ix) Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. Tax Law, and, with respect to any of the past three taxable years, neither the Company nor any of its Subsidiaries has requested any private ruling issued by any Governmental Entity in respect of Taxes.

(x) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Liens for Taxes not yet due or delinquent.

(xi) No written claim has been received by the Company or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(xii) Neither the Company nor any of its Subsidiaries has any unpaid liability under Section 965(a) of the Code.

(b) Neither the Company nor any of its Subsidiaries is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(c) The Company (i) is a corporation for U.S. federal income Tax purposes and (ii) is not a “United States person” as defined in Section 7701(a)(30) of the Code. Neither the Company nor any of its Subsidiaries beneficially owns shares or other equity interests of Parent or any of Parent’s affiliates.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than the group of which Pacific Drilling LLC, a New York limited liability company, is the common parent.

(e) The Company and each Subsidiary is not and, within the past three years, has not been either a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code.

(f) The Company and each of its Subsidiaries has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll Tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(g) As of the date hereof, the Company has no knowledge of any facts or of any reason that (when taken together with the Company’s understanding of other relevant facts) would reasonably be expected to cause Parent to be treated, following the completion of the transactions contemplated by this Agreement, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(h) Within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (i) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code or so much of section 356 of the Code as relates to Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law), or (ii) or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement or any Company Transaction Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.15 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of the Company or any of its Subsidiaries (each, a “Company Employee”) that has had or could have a Company Material Adverse Effect, other than those that the Company or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction. To the Company’s knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Company Employee where such activities or proceedings could have a Company Material Adverse Effect. No material Collective Bargaining Agreement is being negotiated by the Company or, to the Company’s knowledge, any of its Subsidiaries with respect to any Company Employees. Since January 1, 2018, there has been no actual, or to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or any of its Subsidiaries involving the Company Employees that would, individually or in the aggregate, have a Company Material Adverse Effect and there are no circumstances which could or might give rise to any such dispute that would, individually or in the aggregate, have a Company Material Adverse Effect. The Company is, and has been, in compliance with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, in each case, that had or could have a Company Material Adverse Effect. The Company has provided to Parent, as applicable, a schedule that sets forth, personnel number, personnel area, position title, and either (x) action date, action type and action reason or (y) the furlough start and end dates, as applicable, of each employee, if any, who has suffered an “employment loss” under the WARN Act or has been on furlough, temporary layoff or a reduced work schedule, within the past ninety (90) days prior to the date hereof, as well as the applicable termination date or commencement of any such furlough, temporary layoff or reduced work schedule.

Section 3.16 Employee Benefit Plans.

(a) For purposes of this Agreement, “Company Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, any benefits received otherwise than in cash or related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, insured or self-insured, tax approved or non-tax approved and (ii) (A) sponsored or maintained by the Company or any Subsidiary, or (B) to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or otherwise has any obligation or liability, contingent or otherwise.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies of (i) each Company Benefit Plan and amendments thereto and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual reports on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority within the last three (3) years.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, to the Company’s knowledge, there is no reason why tax approval under any local Law in any part of the world might be withdrawn or might cease to apply.

(d) No Company Benefit Plan is, and in the last six years, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to or had any liability with respect to (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (in each case) equivalent local Law, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) (i) There are no existing, pending or, to the Company’s knowledge, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted; and (ii) to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company with respect to any Company Benefit Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any pension or other employee benefit plan that is currently maintained or sponsored by a person other than the Company or its Subsidiaries that could have a Company Material Adverse Effect.

(g) No Company Benefit Plan provides for any post-employment or post-retirement medical, life or welfare insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries or beneficiaries or dependents thereof and neither the Company nor any of its Subsidiaries has any liability with respect to any post-employment or post-retirement medical, life or welfare insurance benefits for any retired, former or current employees of the Company or any of its Subsidiaries or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any other applicable Law. The Company has not incurred (whether or not assessed), nor is reasonably expected to incur or to be subject to, any Tax or other penalty under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder, including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Sections 4980B, 4980D or 4980H of the Code.

(h) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up or reimbursement of Taxes imposed by Section 409A(a)(1)(B) or 4999 of the Code or equivalent local Law.

(j) Except as otherwise provided in this Agreement, the consummation of the Merger and the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan.

(k) The consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(l) All contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(m) Each Company Benefit Plan has, at all times, been established, maintained and administered in compliance in all material respects with all applicable Laws, regulations and requirements and the trusts, powers and provisions of the Company Benefit Plans.

Section 3.17 Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by the Company or its Subsidiaries, as applicable, and (b) the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.18 Opinion of Financial Advisor. Each of the Special Committee of the Company Board and the Company Board has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, considerations and other matters set forth therein, the Merger Consideration to be received, in the aggregate, by the Company Members and the holders of the Company Warrants (collectively, the “Holders”) is fair to the Holders from a financial point of view (other than Parent and its affiliates).

Section 3.19 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Company Organizational Documents, the Warrant Agreement, agreements with customers for the provision of drilling and related services or for integrated services with respect to such customers, or as set forth on the applicable subsection of Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(iv) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(v) any Contract that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $5.0 million in the aggregate over the remaining term of such Contract, except for (A) Contracts with a customer (B) any such Contract that may be cancelled by the Company or any of its Subsidiaries with a penalty or other liability of less than $1.0 million to the Company or any of its Subsidiaries, upon notice of 60 days or less and (C) Contracts solely between or among the Company Subsidiaries; and

(vi) any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $5.0 million.

All Contracts of the types referred to in clauses (i) through (vi) above are referred to herein as “Company Material Contracts.” As used herein, “Contract” shall mean any agreement, contract, license, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) The Company has delivered or made available to Parent true and complete copies of all the Company Material Contracts, subject to certain redactions made in order to comply with legal requirements.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the Company’s knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.20 Finders or Brokers. Except for Houlihan Lokey Capital, Inc., neither the Company nor any of the Company’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Merger.

Section 3.21 Anti-Bribery. Within the past five (5) years, neither (a) the Company, nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer, or employee of the Company or any of its Subsidiaries nor (b) to the Company’s knowledge, any Representative while acting on behalf of any of the foregoing, and authorized to act on behalf of the Company or any of its Subsidiaries, has directly or indirectly (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), the UK Bribery Act 2010 (the “UKBA”), the Cayman Islands Anti-Corruption Act (as amended) (the “Anti-Corruption Act”), or any other applicable anti-bribery Laws (collectively, “Anti-Bribery Laws”) or (ii) taken any action on behalf of the Company or any of its Subsidiaries that would constitute a violation of any Anti-Bribery Laws, including the FCPA, UKBA and the Anti-Corruption Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company has for the past five (5) years implemented and maintained, and continues to maintain policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with Anti-Bribery Laws by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee of the Company or any Subsidiary of the Company, are, or in the past (5) years have been, subject to any actual, pending, or, to the Company’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving the Company or any Subsidiary of the Company’s alleged violations of Anti-Bribery Laws, including the FCPA, UKBA and the Anti-Corruption Act.

Section 3.22 Export Controls and Sanctions.

(a) Neither the Company, any of its Subsidiaries, nor to the Company’s knowledge any employee, officer, or director of the Company or any of its Subsidiaries is currently or has been within the past five (5) years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury). Neither the Company nor any of its Subsidiaries (A) is or has been within the past five (5) years operating, organized or resident in a country or territory that itself is the target of comprehensive Trade Sanctions (specifically, Crimea, Cuba, Iran, North Korea, Sudan and Syria) in violation of Trade Sanctions; or (B) has, directly or, to the knowledge of the Company, indirectly, participated in the past five (5) years in any transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions, in each case, in material violation of Trade Sanctions.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect on such party, in the past five (5) years, each of the Company, the Company’s Subsidiaries and, to the Company’s knowledge, any employee, officer, or director of the foregoing (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws; (ii) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology under applicable Export Control Laws; and (iii) has for the past five (5) years implemented and maintained, and continues to maintain policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with Trade Sanctions and Export Control Laws by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee of the Company or any Subsidiary of the Company, are, or in the past five (5) years have been, subject to any actual, pending, or, to the Company’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving the Company or any Subsidiary of the Company’s alleged violations of Trade Sanctions or Export Control Laws

Section 3.23 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement (including the Voting and Support Agreements) all potentially applicable anti-takeover statutes or regulations.

Section 3.24 No Additional Representations.

(a) The Company acknowledges that Parent and Merger Sub do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that Parent and Merger Sub make no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representations or warranties not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by Parent or Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or Merger Sub, their Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article IV or in any certificate delivered to the Company by Parent or Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their business or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by the Company as having been authorized by Parent or Merger Sub and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, any of its affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of Parent or Merger Sub unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed (a) in the Parent SEC Documents filed after February 5, 2021 and prior to the date hereof (without giving effect to any amendment to any such Parent SEC Document filed on or after the date hereof and excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a direct wholly owned subsidiary of Parent. Each of Parent and Merger Sub has the requisite corporate capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for any such failures to have such power and authority as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has the requisite capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Company, prior to the date hereof, true and complete copies of the memorandum and articles of association, certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for Parent, the Merger Sub and each of its material Subsidiaries as identified in Section 4.1(b) of the Parent Disclosure Schedule (the “Parent Material Subsidiaries”), in each case as amended to and in effect as of the date hereof (collectively, the “Parent Organizational Documents”). Parent and the Merger Sub is not in violation, and none of Parent’s other Subsidiaries is in material violation, of any of the Parent Organizational Documents.

(c) As of the close of business on March 24, 2021 (i) 43,536,636 Parent Shares were issued and outstanding, (ii) no Parent Shares were held in treasury, (iii) 25,906,700 warrants to purchase Parent Shares were issued and outstanding, (iv) up to 7,716,049 Parent Shares were available for future issuance under the Parent Stock Plan, of which amount (A) no Parent Shares were subject to outstanding option awards under the Parent Stock Plan, (B) 1,724,493 Parent Shares were subject to outstanding time-vested restricted stock unit awards under the Parent Stock Plan, and (C) 1,409,562 Parent Shares (at the “target level”) were subject to outstanding performance-vested restricted stock unit awards under the Parent Stock Plan. All outstanding Parent Shares are, and all such Parent Shares that may be issued prior to the Effective Time or pursuant to the Merger Consideration, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(c) (and other than the Parent Shares issuable pursuant to the terms of awards issued under the Parent Stock Plan (collectively, “Parent Stock Awards”)), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by Parent or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any publicly traded security issued by Parent or its Subsidiaries. With respect to each grant of Parent Stock Awards, each such grant was made in accordance with the terms of the Parent Stock Plan, the CLCI, the Exchange Act, the Securities Act and all other applicable Laws.

(d) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Shareholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of Parent or any of its Subsidiaries.

(f) No Subsidiary of Parent owns any equity interests of Parent, and Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither Parent nor any of its Subsidiaries has any obligation, other than pursuant to the Parent Stock Plan, to repurchase, redeem or otherwise acquire any equity interests of Parent or any such Subsidiary.

(g) Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.2 Company Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement, the Cayman Merger Documents to which any of the Parent or Merger Sub are a party and each other document to be entered into by Parent and/or Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”) and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Board and the sole member of the Merger Sub, and no other company action or vote of the Parent Shareholders on the part of Parent or Merger Sub and members of Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents and the consummation of the Merger. The Parent Board and the sole member of the Merger Sub have duly and validly adopted resolutions approving this Agreement and the other Parent Transaction Documents, including the Share Issuance and the other transactions contemplated hereby and thereby. None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Parent Transaction Documents has been or will be duly and validly executed and delivered by Parent and the Merger Sub, as applicable, and, assuming each such Parent Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Parent Transaction Documents constitutes or will constitute the legal, valid and binding obligation of Parent and the Merger Sub, as applicable, enforceable against Parent and the Merger Sub, as applicable, in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Cayman Merger Documents with the Registrar of Company of the Cayman Islands and (ii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in

Section 3.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any Governmental Entity is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien (other than Parent Permitted Liens), in each case, upon any of the properties or assets of Parent or any of its Subsidiaries or any contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it since January 1, 2020 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates of filing or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) comply, as to form, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Parent SEC Documents. Parent has heretofore made available to the Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 1, 2020. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review, and no enforcement action has been initiated against Parent relating to disclosures contained in or omitted from any Parent SEC Document.

(d) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents.

Section 4.4 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, which has been provided to the Company, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.5 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (a) liabilities or obligations disclosed and provided for in the most recent balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (b) liabilities or obligations incurred in accordance with or in connection with this Agreement, (c) liabilities or obligations incurred since December 31, 2020 in the ordinary course of business consistent with past practice since the date of such balance sheet, (d) liabilities or obligations that have been discharged or paid in full, and (e) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2020, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits” and, together with the Company Permits, the “Permits”) and have filed all necessary tariffs, reports, notices and other documents with all Governmental Entities, in each case, except where the failure to have such Parent Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is in compliance with the terms and requirements of all material Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as set forth in Section 4.6 of the Parent Disclosure Schedule, each drilling unit owned or leased by Parent or any of its Subsidiaries which is subject to classification is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 4.7 Absence of Certain Changes or Events.

(a) From December 31, 2020 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since December 31, 2020, there has not been any event, change, effect, development, occurrence or state of facts that has had or would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect (a) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries (or related to their operations), alleging non-compliance with or other liability under any Environmental Law, (b) Parent and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (c) none of Parent and its Subsidiaries is subject to any Order or is subject to any obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases of Hazardous Materials, and (d) none of Parent and its Subsidiaries has received any unresolved written claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

Section 4.9 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to Parent’s knowledge, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no claims, actions, suits, inquiries, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to Parent’s knowledge, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to Parent’s knowledge, threatened to be imposed) against Parent or any of its Subsidiaries.

Section 4.10 Investment Company. None of Parent or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.11 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Parent Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”), and no third party has ownership rights or license rights to improvements made by Parent in the Parent Intellectual Property. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to Parent’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any intellectual property rights of any person, (ii) to Parent’s knowledge, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Parent’s or any its Subsidiaries’ rights to or in connection with Parent Intellectual Property and (iv) to Parent’s knowledge, no person is infringing, misappropriating or otherwise violating any Parent Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Parent IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.12 Properties.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to all real property owned by Parent or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), in each case free and clear of all Liens (other than Parent Permitted Liens).

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of Parent and its Subsidiaries, in each case free and clear of all Liens (other than Parent Permitted Liens).

Section 4.13 Ownership and Maintenance of Drilling Units.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent has good and marketable title to the drilling units listed in Parent’s most recent fleet status report, a true and complete copy of which has been provided to the Company (the “Parent Fleet Report”), in each case free and clear of all Liens except for Parent Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to Parent’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, the drilling units listed in the Parent Fleet Report have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 4.14 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group that includes Parent or any of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

(ii) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, independent contractor, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(iii) No Tax Return of Parent or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding, and there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries. No claim, assessment, deficiency, or proposed adjustment for Taxes has been assessed or asserted by any Governmental Entity, in each case, which has not been paid in full and finally resolved with no currently unpaid payment due.

(iv) Neither Parent nor any of its Subsidiaries is currently the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by Parent or any of its Subsidiaries. There are no requests for rulings or determinations in respect of any Tax pending between Parent, on the one hand, and any Governmental Entity, on the other hand.

(v) Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Parent or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts exclusively between or among one or more of the Parent and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vi) Neither Parent nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among one or more of the Parent and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vii) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (A) an installment sale or open transaction disposition that occurred prior to the Closing; (B) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); or (C) a prepaid amount received or deferred revenue accrued on or prior to the Closing.

(viii) Neither Parent nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. Tax Law, and, with respect to any of the past three taxable years, neither Parent nor any of its Subsidiaries has requested any private ruling issued by any Governmental Entity in respect of Taxes.

(ix) There are no Liens for Taxes on any asset of Parent or its Subsidiaries, except for Liens for Taxes not yet due or delinquent.

(x) Neither Parent nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(xi) No written claim has been received by Parent or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(xii) Neither Parent nor any of its Subsidiaries has any unpaid liability under Section 965(a) of the Code.

(b) Parent (i) is a corporation for U.S. federal income Tax purposes and (ii) is not a “United States person” as defined in Section 7701(a)(30) of the Code. Neither the Parent nor any of its Subsidiaries is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(c) As of the date hereof, Parent has no knowledge of any facts or of any reason that (when taken together with Parent’s understanding of other relevant facts) would reasonably be expected to cause Parent to be treated, following the completion of the transactions contemplated by this Agreement, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(d) Neither Parent nor any of its Subsidiaries beneficially owns shares or other equity interests of the Company or any of the Company’s affiliates.

(e) Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than the group of which Noble Holding (U.S.) LLC (f/k/a Noble Holding (U.S.) Corporation), a Delaware limited liability company, Noble Eagle LLC (f/k/a Noble Eagle Corporation), a Delaware limited liability company, or Noble Drilling (U.S.) LLC, a Delaware limited liability company, is the common parent.

(f) Parent and each Subsidiary is not and, within the past three years, has not been either a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code.

(g) Parent and each of its Subsidiaries has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll Tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with Parent and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(h) Within the past three (3) years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (A) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law), or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement or any Parent Transaction Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.15 Employment and Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of Parent or any of its Subsidiaries (each, an “Parent Employee”) that has had or could have a Parent Material Adverse Effect, other than those that Parent or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction. To Parent’s knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Parent Employee where such activities or proceedings could have a Parent Material Adverse Effect. No material Collective Bargaining Agreement is being negotiated by Parent or, to Parent’s knowledge, any of its Subsidiaries with respect to any Parent Employees. Since January 1, 2018, there has been no actual, or to Parent’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting Parent or any of its Subsidiaries involving Parent Employees that would, individually or in the aggregate, have a Parent Material Adverse Effect and there are no circumstances which could or might give rise to any such dispute that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is, and has been, in compliance with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Parent pursuant to any workplace safety and insurance/workers’ compensation Laws, in each case, that could have a Parent Material Adverse Effect.

Section 4.16 Employee Benefit Plans.

(a) For purposes of this Agreement, “Parent Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, any benefits received otherwise than in cash or related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, insured or self-insured, tax approved or non-tax approved and (ii) (A) sponsored or maintained by Parent or any Subsidiary, or (B) to which Parent or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or otherwise has any obligation or liability, contingent or otherwise.

(b) With respect to each material Parent Benefit Plan, the Parent has delivered or made available to Company copies of (i) each Parent Benefit Plan and amendments thereto and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Parent Benefit Plan, (iii) the most recent annual reports on Form 5500 and all attachments with respect to each Parent Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Parent Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Parent Benefit Plan, and (vi) any non-routine correspondence with any Governmental Authority within the last three (3) years.

(c) Each Parent Benefit Plan that is intended to be a Qualified Plan is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, to Parent’s knowledge, there is no reason why tax approval under any local Law in any part of the world might be withdrawn or might cease to apply.

(d) Except as set forth on Schedule 4.16(d) of the Parent Disclosure Schedule, no Parent Benefit Plan is, and in the last six years, none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to or had any liability with respect to (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (in each case) equivalent local Law, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) .

(e) (i) There are no existing, pending or, to Parent’s knowledge, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted; and (ii) to Parent’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against Parent with respect to any Parent Benefit Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Benefit Plan.

(f) Neither Parent nor any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any pension or other employee benefit plan that is currently maintained or sponsored by a person other than Parent or its Subsidiaries that could have a Parent Material Adverse Effect.

(g) No Parent Benefit Plan provides for any post-employment or post-retirement medical, life or welfare insurance benefits for retired, former or current employees of Parent or any of its Subsidiaries or beneficiaries or dependents thereof and neither Parent nor any of its Subsidiaries has any liability with respect to any post-employment or post-retirement medical, life or welfare insurance benefits for any retired, former or current employees of Parent or any of its Subsidiaries or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any other applicable Law. Parent has not incurred (whether or not assessed), nor is reasonably expected to incur or to be subject to, any Tax or other penalty under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder, including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Sections 4980B, 4980D or 4980H of the Code.

(h) Each Parent Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i) Parent is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up or reimbursement of Taxes imposed by Section 409A(a)(1)(B) or 4999 of the Code or equivalent local Law.

(j) Except as otherwise provided in this Agreement, the consummation of the Merger and the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to severance pay or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Benefit Plan.

(k) The consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of Parent that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(l) All contributions, premiums or other payments that are due with respect to any Parent Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in Parent’s financial statements to the extent required by GAAP.

(m) Each Parent Benefit Plans has, at all times, been established, maintained and administered in compliance in all material respects with all applicable Laws, regulations and requirements and the trusts, powers and provisions of the Parent Benefit Plans.

Section 4.17 Insurance. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by Parent or its Subsidiaries, as applicable, and (b) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.18 Opinion of Financial Advisor. The Parent Board has received the opinion of Ducera Securities LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Membership Interest Exchange Ratio is fair, from a financial point of view, to Parent.

Section 4.19 Material Contracts.

(a) Except for this Agreement, the Parent Benefit Plans, agreements with customers for the provision of drilling and related services, agreements filed as exhibits to the Parent SEC Documents or as set forth on the applicable subsection of Section 4.19(a) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or any of its Subsidiaries in a material manner;

(iii) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries;

(iv) any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(v) any Contract that by its terms calls for aggregate payments by or to Parent or any of its Subsidiaries of more than $5.0 million in the aggregate over the remaining term of such Contract, except for (A) Contracts with a customer and (B) any such Contract that may be cancelled by Parent or any of its Subsidiaries with a penalty or other liability of less than $1.0 million to Parent or any of its Subsidiaries, upon notice of 60 days or less; and

(vi) any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $5.0 million.

All Contracts of the types referred to in clauses (i) through (vi) above are referred to herein as (“Parent Material Contracts”).

(b) Parent has delivered or made available to the Company true and complete copies of all Parent Material Contracts, subject to certain redactions made in order to comply with legal requirements.

(c) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract, (ii) to Parent’s knowledge, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract and (iii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to Parent’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.20 Finders or Brokers. Except for Ducera Securities LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Merger.

Section 4.21 Anti-Bribery. Within the past five (5) years, neither (a) Parent, nor any of its Subsidiaries, nor, to Parent’s knowledge, any director, officer, or employee of Parent or any of its Subsidiaries nor (b) to Parent’s knowledge, any Representative while acting on behalf of any of the foregoing, and authorized to act on behalf of Parent or any of its Subsidiaries, has directly or indirectly (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any Anti-Bribery Laws, or (ii) taken any action on behalf of Parent or any of its Subsidiaries that would constitute a violation of any Anti-Bribery Laws, including the FCPA, UKBA and the Anti-Corruption Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent has for the past five (5) years implemented and maintained, and continues to maintain policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with Anti-Bribery Laws by Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer or employee of Parent or any Subsidiary of Parent, are, or in the past five (5) years have been, subject to any actual, pending, or, to Parent’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving Parent or any Subsidiary of Parent’s alleged violations of Anti-Bribery Laws, including the FCPA, UKBA and the Anti-Corruption Act.

Section 4.22 Export Controls and Sanctions.

(a) Neither Parent, any of its Subsidiaries, nor to Parent’s knowledge any employee, officer, or director of Parent or any of its Subsidiaries is currently or has been within the past five (5) years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury). Neither Parent nor any of its Subsidiaries (A), is or has been within the past five (5) years operating, organized or resident in a country or territory that itself is the target of comprehensive Trade Sanctions (specifically, Crimea, Cuba, Iran, North Korea, Sudan and Syria) in violation of Trade Sanctions; or (B) has, directly or, to the knowledge of Parent, indirectly, participated in the past five (5) years in any transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions, in each case, in material violation of Trade Sanctions.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect on such party, in the past five (5) years, each of Parent, Parent’s Subsidiaries and, to Parent’s knowledge, any employee, officer, or director of any of the foregoing (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws; (ii) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology under applicable Export Control Laws; and (iii) has for the past five (5) years implemented and maintained, and continues to maintain policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with Trade Sanctions and Export Control Laws by Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer or employee of Parent or any Subsidiary of Parent, are, or in the past five (5) years have been, subject to any actual, pending, or, to Parent’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving Parent or any Subsidiary of Parent’s alleged violations of Trade Sanctions or Export Control Laws

Section 4.23 No Additional Representations.

(a) Each of Parent and Merger Sub acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and

Merger Sub (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and neither Parent nor Merger Sub is relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Parent and Merger Sub as having been authorized by the Company and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub, any of their affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact their respective present lines of business, maintain their respective material rights, franchises and Permits and preserve their respective relationships with key customers and key suppliers; provided, however, that no action by the Company and its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b).

(b) The Company agrees with Parent and Merger Sub, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(i) shall not amend the Company LLC Agreement, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of association or limited liability company agreement or similar applicable organizational documents;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its membership interests, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction or for issuances pursuant to the Company Warrants;

(iii) shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay distribution with respect to its outstanding membership interest (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, and (B) distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity’s organizational documents in effect on the date of this Agreement;

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $100,000 in the aggregate except as made in connection with any transaction among the Company and its wholly owned Subsidiaries or the Company’s wholly owned Subsidiaries;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber (other than with a Company Permitted Lien) any properties or non-cash assets with a value in excess of $2.0 million in the aggregate;

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $1.0 million individually or $2.5 million in the aggregate, except for (A) expenditures made in the ordinary course of business and consistent with past practice, or (B) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, operational incidents or otherwise;

(viii) except as required by Law, under the terms of any Company Benefit Plan or other contract entered into prior to the date of this Agreement, or in connection with ordinary course hiring and firing of offshore employees with annual compensation levels below $150,000 and with compensation and benefits consistent with the Company’s existing pay schedule and Company Benefit Plans, shall not, and shall not permit any of its Subsidiaries to, (A) establish, adopt, materially amend or modify, or terminate any

Collective Bargaining Agreement or material Company Benefit Plan, (B) increase the compensation of any current or former director, manager, officer or employee of the Company or any of its Subsidiaries other than on a limited, case-by-case basis as in the ordinary course of business consistent with past practice with respect to any employee with an annual base compensation or annual fee less than $125,000, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation to any director, manager, officer or employee of the Company or any of its Subsidiaries, (D) hire or terminate (other than for cause or due to death or disability) any officer, director, manager or employee of the Company, other than hiring or terminations of an individual with an annual base compensation or annual fee that is less than $125,000, (E) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, or other actions that would implicate the WARN Act, (F) waive any post-employment restrictive covenant with any of the current or former directors, officers or employees of the Company or its Subsidiaries or any current or former independent contractors of the Company or its Subsidiaries, or (G) grant or materially amend any equity or equity based incentive awards; provided, however, that, in each case, any hiring of offshore employees shall be permitted to the extent required by Law, customer contracts or regulatory health and safety standards;

(ix) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards or applicable Law;

(x) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any membership interests in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such membership interests, ownership interest or convertible or exchangeable securities, other than (A) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) issuances or conversions pursuant to the terms of the Company Warrants;

(xi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any membership interests of any of them or any rights, warrants or options to acquire any such shares, except for (A) transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) issuances or conversions pursuant to the terms of the Company Warrants;

(xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xiii) shall not, and shall not permit any of its Subsidiaries to, (A) other than in the ordinary course of business, enter into, or modify or amend in any material respect, terminate or waive any material rights under any Company Material Contract, (B) other than in the ordinary course of business, modify or amend in any material respect, or terminate or waive any material rights under any material Permit, or (C) other than in the ordinary course of business, enter into any new contract which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent or any of its affiliates from engaging in any business or competing in any geographic location with any person;

(xiv) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not exceed $1.0 million in the aggregate or as set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedule for amounts equal to or less than the settlement authority listed therein and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

(xv) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any Tax election; (B) change any Tax accounting method; (C) file any amended Tax Return; (D) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement; (E) request any Tax ruling; (F) settle or compromise any Tax proceeding; (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (H) change its jurisdiction of Tax residence; or (I) surrender any claim for a refund of Taxes , if, in the case of clauses (A) through (G), such action would have a Company Material Adverse Effect;

(xvi) except for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money or guarantees thereof of the Company or its Subsidiaries, other than any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(xvii) shall not, and shall not permit any of its Subsidiaries to, agree, consent, resolve or propose, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (xvi) of this Section 5.1.

Section 5.2 Conduct of Business by Parent and Merger Sub.

(a) From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent and Merger Sub covenant and agree that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and Parent and its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact their respective material present lines of business, maintain their respective rights, franchises and Permits and preserve their respective relationships with key customers and key suppliers; provided, however, that no action by Parent and its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.2(b).

(b) Parent and Merger Sub agree with the Company, on behalf of themselves and Parent’s Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent and Merger Sub:

(i) shall not amend its memorandum of association, articles of association or limited liability company agreement, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation, memorandum of association, articles of association, limited liability company agreement or bylaws or similar applicable organizational documents, other than, in the case of Subsidiaries (other than the Merger Sub), in connection with internal restructurings among the Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (A) for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction or (B) with respect to Subsidiaries only, as would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(iii) shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to Parent or to any wholly owned Subsidiary of Parent in the ordinary course of business consistent with past practice or (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity’s organizational documents in effect on the date of this Agreement;

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, except as made in connection with any transaction among Parent and its wholly owned Subsidiaries or Parent’s wholly owned Subsidiaries;

(vi) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, or applicable Law;

(vii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of Parent Shares under the Parent Stock Plan in respect of the exercise, vesting or settlement of any Parent Stock Awards approved or outstanding on the date of this Agreement, (B) the vesting of Parent Shares or for withholding of Taxes with respect to any Parent Stock Awards to the extent provided by the terms of such awards or (C) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, in each case, subject to the continued accuracy of the representation set forth in Section 4.1(c);

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money in excess of the amount of available borrowing capacity existing as of the date hereof under Parent’s revolving credit facility or any guarantee of such indebtedness, except for (A) any indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Parent than such existing indebtedness; provided, however, that the principal amount of such indebtedness does not exceed the principal amount of such existing indebtedness and any premiums, interest and reasonable fees incurred in connection with such renewal, extension or refinance, and (C) any guarantees by Parent of indebtedness of its Subsidiaries or guarantees by such Subsidiaries of indebtedness of Parent or any Subsidiary of Parent, which indebtedness is incurred in compliance with this Section 5.2(b);

(ix) except as required by Law or under the terms of any Parent Benefit Plan or other contract entered into prior to the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (A) establish, adopt, materially amend or modify, or terminate any material Parent Benefit Plan, except in connection with adopting and entering into a broad-based employee severance plan which includes terms consistent with Section 5.13(a) for Affected Employees or (B) grant or materially amend any equity or equity based incentive awards;

(x) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not exceed $1.0 million in the aggregate or as set forth on Section 5.2(b)(x) of the Parent Disclosure Schedule and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

(xi) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any Tax election; (B) change any Tax accounting method; (C) file any amended Tax Return; (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement; (E) request any Tax ruling; (F) settle or compromise any Tax proceeding; (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (H) change its jurisdiction of Tax residence; or (I) surrender any claim for a material refund of Taxes, if, in the case of clauses (A) through (G), such action would have a Parent Material Adverse Effect; and

(xii) shall not agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (ix) of this Section 5.2(b).

Section 5.3 Access.

(a) For purposes of furthering the transactions contemplated hereby, each Party shall afford the other Parties and the directors, managers, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of such other Party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, facilities, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such Party as such other Party may reasonably request. Notwithstanding the foregoing, no Party shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a material violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law. No Party, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite environmental testing or sampling (including any invasive testing or sampling) with respect to any property or facility of any Party or any of their respective Subsidiaries without the prior written consent of such other Party.

(b) The Parties hereto hereby agree that all information provided to them or their respective officers, managers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality and non-disclosure agreement, dated as of January 22, 2021, between the Parent and the Company and, as applicable, the clean team agreement dated, as of February 10, 2021, between the Parent and the Company (collectively, the “Confidentiality Agreement”).

Section 5.4 No Solicitation. The Company shall, shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their respective agents, financial advisors, investment bankers, attorneys, accountants and other representatives (a person’s officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives being collectively its “Representatives”) to: (a) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to or may reasonably be expected to lead to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (b) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.4 and to limit its conversation or other communication exclusively to such referral), or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal. The Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (y), any confidentiality provision, the waiver, amendment, modification or permission of which does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Takeover Proposal or a potential Takeover Proposal. The Company shall, and shall cause its Subsidiaries to, enforce such confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s affiliates, under any such provisions. Neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent the Company Board’s approval of this Agreement, (B) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Members a Takeover Proposal, or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Takeover Proposal.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company and Parent shall prepare agreed upon materials to be supplied to the holders of Company Interests. Parent shall also take any action required to be taken under any applicable securities laws, the Parent Organizational Documents and/or the CLCI in connection with the issuance and reservation of the Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Interests, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.

(b) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Merger, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” laws.

Section 5.6 Efforts; Regulatory Approvals.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the provision of information in connection therewith, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity required to be obtained or made by the Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, Order or approval of, or any exemption by, any such Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any Permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger (including Permits required pursuant to Environmental Laws), the Parties hereto shall use reasonable best efforts to effect such transfers.

(b) In furtherance and not in limitation of the other covenants contained in this Section 5.6, each of the Parent, Merger Sub, and the Company shall use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made any and all undertakings necessary to resolve objections, if any, that any relevant authority may assert under any federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or reduction of competition (collectively, “Antitrust

Laws”) or that regulates foreign investment (“Foreign Investment Laws”), with respect to this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Laws that may be asserted by any relevant authority with respect to this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable. Notwithstanding the foregoing, in no event will Parent be required to propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, (i) the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Parent, Merger Sub and the Company (or any of their respective Subsidiaries) or any equity interest in any joint venture held by Parent, Merger Sub and the Company (or any of their respective Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Parent, Merger Sub and the Company or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit the Parent’s or the Merger Sub’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Parent, Merger Sub and the Company (including any of their respective Subsidiaries) or any equity interest in any joint venture held by the Parent, Merger Sub and the Company (or any of their respective Subsidiaries).

(c) The Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each Party shall promptly consult with one another with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Party (or their counsel) with copies of (or, in the case of oral communications, advise the other Party (or their counsel) orally of) any communication from any Governmental Entity regarding the Merger, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity. If any Party or any Representative of such Party receives a request for additional information or documentary material, or other request for information, from any Governmental Entity with respect to the Merger, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response to such request. Neither Party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless, so long as reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

Section 5.7 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company, the Merger Sub and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. Parent, the Merger Sub and the Company shall use commercially reasonable efforts to develop a joint communications plan and each Party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent, the Merger Sub and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent agrees that, to the fullest extent permitted under applicable Law, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as at the date of this Agreement in favor of the current or former directors, managers, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of formation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, to the fullest extent permitted under applicable Law, Parent shall, and shall cause the Surviving Company to, maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the certificate of formation, bylaws or similar organizational documents of the Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, managers, officers or employees in effect as at the date of this Agreement, and to the fullest extent permitted under applicable Law shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of the Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, managers, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, manager, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with applicable Law and the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent and the Surviving Company shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time (provided that Parent may substitute these for policies with a carrier with reasonably comparable credit ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that it reasonably considers are no less favorable to the insured or, if insurance coverage that is no less favorable is unavailable, the best available coverage); provided, however, that Parent shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company or Parent elects, then the Company or Parent, as applicable, may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided, however, that in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.9(c).

(d) Parent shall, to the fullest extent permitted under applicable Law, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party under this Section 5.9 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement,

(f) In the event that Parent, the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Company assumes the obligations set forth in this Section 5.9.

(g) The obligations of Parent under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and its successors and assigns.

Section 5.10 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Transaction Litigation. Each Party shall provide the other Party prompt written notice of any litigation brought by any shareholder or member, as applicable, of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the transactions contemplated hereby. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any Confirmation Challenge or any member litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any Confirmation Challenge or any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.12 Tax Matters. The Parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations thereunder and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368(a) (the “Intended Tax Treatment”). Notwithstanding anything herein to the contrary, none of the Company, Surviving Company or Parent will take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise achieving the Intended Tax Treatment. At the request of Parent or the Company, each of Parent, Merger Sub and the Company will use its reasonable best efforts and will cooperate with one another to enable the Company to obtain any opinion of counsel to be issued in connection with the consummation of the transactions contemplated by this Agreement regarding the Intended Tax Treatment, which cooperation shall include, for the avoidance of doubt, the delivery by Parent, Merger Sub and the Company of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion.

Section 5.13 Employee Matters.

(a) At the Effective Time, Parent and its Subsidiaries will continue the employment of all of the employees who are employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time (the “Affected Employees”) at the same salary and wage level for each such employee immediately prior to the Effective Time. During the period from the Effective Time to and including the one-year anniversary of the Closing Date (the “Transition Period”), Parent and its Subsidiaries shall provide Affected Employees, with employee compensation and benefits (excluding equity compensation and long-term cash incentives) that are substantially comparable, in the aggregate, to those provided by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that (i) Parent may transition Affected Employees to Parent’s bonus and incentive compensation plans at any time in Parent’s discretion; (ii) Parent may transition Affected Employees to the pay scale and other compensation and benefit plans providing compensation and benefits that are substantially comparable to those provided to Parent’s other similarly situated employees; (iii) Parent shall honor, and shall cause its Subsidiaries to honor, each change in control, severance, termination or separation agreement, plan, policy, practice or arrangement of the Company and its Subsidiaries that covers any Affected Employee and to perform the obligations of the Company or its Subsidiaries thereunder subject to the reservation of rights to amend as may be provided pursuant to the terms of such arrangements; and (iv) Parent shall, and shall cause its Subsidiaries to, maintain Benefit Plans with terms and benefits consistent with or exceeding those set forth on Section 5.13(a) of the Company Disclosure Schedule for the Affected Employees during the period from the Effective Time to and including the six-month anniversary of the Closing Date. Nothing in this Agreement shall be considered a contract between Parent and its Subsidiaries and any Affected Employee or consideration for, or inducement with respect to, any such employee’s continued employment and, without limitation, all such employees are and will continue to be considered to be employees at will pursuant to the applicable employment at will laws or doctrines, subject to any express written agreement to the contrary with such employee.

(b) With respect to each Affected Employee, Parent shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer immediately prior to the Effective Time (for purposes of its corresponding plans, programs, policies or similar employment-related arrangements) for purposes of determining the Affected Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria) and vesting (but not benefit accrual for any purpose other than vacation pay, severance and termination pay and sick leave) under all employee benefit plans, programs, policies or similar employment related arrangements of Parent and its Subsidiaries in which the Affected Employee is eligible to participate; provided, however, that no such credit shall be provided to the extent that it would result in a duplication of credit or benefits. Parent shall use commercially reasonable efforts to (i) waive, and to the extent necessary to effect the terms hereof, shall use commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, any restrictions and limitations for pre-existing conditions of those Affected Employees and their spouses and dependents under the health plans applicable to Affected Employees and (ii) recognize for purposes of annual deductible and out of pocket limits under the health plans applicable to Affected Employees, deductible and out of pocket expenses paid by Affected Employees and their respective spouses and dependents under the health plans of the Company or its Subsidiaries during the plan year in which the Closing Date occurs.

(c) Notwithstanding the foregoing, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Parent Benefit Plan or other compensation or benefit plan, program or arrangement of the Company, Parent or their Subsidiaries, or shall limit the right of the Company, Parent or any of their Subsidiaries, to amend, terminate or otherwise modify any such plan or arrangement or to terminate the employment of any Affected Employee at any time. No Affected Employee or other individual is an intended third party of this Section 5.13 and no such person shall have any right to enforce any provision of this Section 5.13.

Section 5.14 Financing Matters. The Company shall deliver to Parent at least two business days prior to the Closing Date payoff letters from any third-party lenders (or agents therefor), trustees, or other holders of indebtedness of the Company or its Subsidiaries (or representatives therefor), as applicable, in the customary forms of such lenders, trustees or other holder of indebtedness or otherwise in form reasonably satisfactory to Parent, with respect to the indebtedness or obligations of the Company and its Subsidiaries set forth in Section 5.14 of the Company Disclosure Schedule. At the sole cost and expense of Parent, the Company shall reasonably cooperate with Parent in replacing any letters of credit issued pursuant to the facilities evidencing the above referenced indebtedness or obligations.

Section 5.15 Registration Rights Agreement. On the Closing Date, Parent and such Company Members as have delivered their consent and approval of the transactions contemplated hereby and have delivered the Letter of Transmittal shall enter into the Registration Rights Agreement; provided, however, that any Company Member that on or prior to the two hundred seventy (270) day anniversary of the Closing Date delivers a Letter of Transmittal, including a consent to the transaction contemplated thereby, shall be entitled to enter into a joinder to the Registration Rights Agreement.

Section 5.16 Obligations of Merger Sub and the Surviving Company. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.17 Buyout Notice. The Company shall deliver the Buyout Notice as contemplated by Section 9.5 of the Company LLC Agreement within five (5) business days of the date of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Section 4.1(c), Section 4.1(d) and Section 4.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) Section 4.1(c) and Section 4.1(d) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) Each of Parent and Merger Sub shall have, in all material respects, performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.1(c), Section 3.1(d) and Section 3.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” the Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 3.1(c) and Section 3.1(d) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company, Parent and Merger Sub;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to June 30, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c) by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, has not been cured within the earlier of (x) thirty (30) calendar days after receipt of notice thereof from the Company describing such breach or failure in reasonable detail or (y) three (3) business days before the End Date (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall not be satisfied);

(e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, has not been cured within the earlier of (x) thirty (30) calendar days after receipt of notice thereof from Parent describing such breach or failure in reasonable detail or (y) three (3) business days before the End Date (provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.2(a) and Section 6.2(b) shall not be satisfied);

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the other Parties.

Section 7.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2 and Article VIII), and there shall be no other liability on the part of any Party to the other, except for any liability arising out of, or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for: (a) the covenants and agreements of the Parties in Section 7.2 and this Article VIII; (b) the covenants and agreements of Parent in Section 5.9; and (c) any covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the Cayman Islands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the LLCA and CLCI, as applicable: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in the Surviving Company, the cancellation of the Company Interests, the rights provided in Section 52 of the LLCA, the fiduciary or other duties of the Company Board and the board of managers of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Section 8.5 Jurisdiction; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any Delaware Chancery Court (except that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court) and all such rights and remedies at law or in equity shall be cumulative. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any such court in Delaware as described herein. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To the Company:

Pacific Drilling Company LLC 800 Town and Country Blvd., Suite 500
Houston, Texas 77024
Attention:	Bernie G. Wolford; Lisa Buchanan
Email:	b.wolford@pacificdrilling.com; l.buchanan@pacificdrilling.com with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower

New York, NY 10036-6745
Attention:	Daniel Fisher
Email:	dfisher@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Tower 2001 K Street, N.W.
Washington, DC 20006-1037
Attention:	Iain Wood
Email:	iwood@akingump.com

To Parent or Merger Sub:

Noble Corporation 13135 Dairy Ashford, Suite 800
Sugar Land, TX 77478
Facsimile: 281-491-2092
Attention:	Robert W. Eifler

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP 609 Main Street, Suite 4700
Houston, Texas 77002
Facsimile: (713) 836-3601
Attention:	Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Cephas Sekhar
Email:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com cephas.sekhar@kirkland.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Party hereto without the prior written consent of the other Party. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void ab initio.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement (including the Confidentiality Agreement and the Voting and Support Agreements) together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and, subject to Section 5.9, this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that if any such amendment or waiver shall by applicable Law require further approval of the Company Members or the Parent Shareholders, as the case may be, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Members or the Parent Shareholders, as the case may be. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries.

(a) Each of the Company, Parent and Merger Sub agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (ii) except for the provisions of Section 5.9 (the “Third Party Rights Clause”), this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b) The Third Party Rights Clause confers a benefit on certain persons named in Section 5.9 who are not a Party (each for the purposes of this clause a “Third Party”) and, subject to the remaining provisions of this clause, is intended to be enforceable by the Third Party.

(c) Notwithstanding the provisions of clauses (a) and (b) above, this Agreement may be rescinded or varied in any way and at any time by the Parties without the consent of any Third Party.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. If this Agreement requires the Parties to “agree” or requires an “agreement” between the Parties, such “agreements” must be in writing, unless specifically indicated otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Benefit Plan” means a Parent Benefit Plan or a Company Benefit Plan, as applicable.

“business day” means any day other than a Saturday, Sunday or other day on which the banks in the State of New York are authorized by Law or executive order to remain closed.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“CLCI” means the Companies Act (2021 Revision) of the Cayman Islands.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, or agreements, customs, practices or arrangements (whether legally binding or not) for collective bargaining or recognition with any trade union, works council, staff association, labor organization or other representative body.

“Company Confirmation Order” means the Findings of Fact, Conclusions of Law and Order Approving Debtors’ Disclosure Statement and Confirming the Modified First Amended Joint Plan of Reorganization of Pacific Drilling S.A. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, entered December 21, 2020 at docket number 266, in the chapter 11 cases of Pacific Drilling S.A., et al., jointly administered under Case No. 20-35212 (DRJ), by the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Company Credit Agreement” means that certain Credit Agreement, dated as of December 31, 2020, by and among the Company, certain Subsidiaries of the Company party thereto as guarantors, each lender from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent, collateral agent and security trustee for the lenders party thereto.

“Company Financial Statements” means the consolidated financial statements (including all related notes and schedules thereto) of the Company as of and for the period ended December 31, 2020 provided by Company to Parent.

“Company IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the current operation of the business of the Company and its Subsidiaries.

“Company Interests” means the Membership Interests and the Company Warrants.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated December 31, 2020.

“Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably expected to have, a material adverse effect on (A) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B) any effect resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by members or otherwise with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.2(c) (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent, (5) any changes or developments in prices for oil, natural gas or other commodities, (6) any adoption, implementation, promulgation, repeal or modification, or announced intention to do any of the foregoing, following the date of this Agreement of any rule, regulation, ordinance, Order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters, pandemics (including with respect to COVID-19) or outbreak or escalation of hostilities or acts of war or terrorism, or (9) any failure by the Company in and of itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided, however, that, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by the Company may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Member” means a holder of Membership Interests.

“Company Member Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by Company Members holding Membership Interests representing at least a majority of all then outstanding Membership Interests.

“Company Permitted Liens” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction, maritime and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including survey exceptions, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building or similar restrictions, (D) inchoate Liens arising under ERISA and pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements, currency rate protection agreements or obligations under any cash or treasury management arrangements, in each case, incurred in the ordinary course of business and not for speculative purposes, (G) banker’s Liens and customary rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds and assets maintained with a depository institution or brokerage, (H) Liens securing obligations under the Company Credit Agreement, (I) pledges and Liens to secure the performance of bids, trade contracts, drilling contracts and leases (other than indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens on cash and cash equivalents to secure letters of credit or bank guarantees issued to support such obligations), (K) Liens arising under a contract over goods, documents of title to and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of the Company and/or its Subsidiaries in the ordinary course of business, (L) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business and not as a result of any default or omission by the Company or any of its Subsidiaries, (M) Liens for charters or subcharters or leases or subleases, (N) the Liens set forth on Section 8.15 of the Company Disclosure Schedule, or (O) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Company Warrants” means each warrant to purchase Membership Interests issued pursuant to the Company Warrant Agreement.

“Company Warrant Agreement” means the Warrant Agreement, dated as of December 31, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Confirmation Challenge” means any appeal of, or any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument with respect to, the Company Confirmation Order, including the pending appeal before the United States District Court for the Southern District of Texas, Civil Action No. 4:21-cv-13.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Environmental Law” means any Law relating to (a) human health and safety as it relates to the handling of, or exposure to, Hazardous Materials, (b) protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) any exposure to or release of, or the management, use, storage, recycling, treatment, testing, generation, transportation, processing, handling, labeling, production, disposal, Release, cleanup or control of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 (b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Control Laws” means all Laws related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) United States customs regulations administered by the United States Customs and Border Protection; (d) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (e) any other applicable import and export control Laws.

“Hazardous Materials” means any and all (a) materials, substances or wastes defined, classified or listed as a “hazardous material,” “hazardous substance,” “hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic substance,” or “toxic waste” under any Environmental Law or otherwise regulated by any Governmental Entity under any Environmental Law, including any regulated pollutant or contaminant, and (b) petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, radioactive material (including naturally occurring radioactive material), radon and per- or polyfluoroalkyl substances

“knowledge” means (i) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15 of the Company Disclosure Schedule and (ii) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15 of the Parent Disclosure Schedule.

“Membership Interest Exchange Ratio” means (a) 16,600,000, less the Warrant Consideration Shares, divided by (b) 2,500,000.

“Membership Interests” means the membership interests of the Company as described in the Company LLC Agreement.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Financial Statements” means the consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents.

“Parent IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Parent and its Subsidiaries that are required in connection with the current operation of the business of Parent and its Subsidiaries.

“Parent Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably expected to have, a material adverse effect on (A) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B) any effect resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.2(c) (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) any changes or developments in prices for oil, natural gas or other commodities, (6) any adoption, implementation, promulgation, repeal or modification, or announced intention to do any of the foregoing, following the date of this Agreement of any rule, regulation, ordinance, Order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters, pandemics (including with respect to COVID-19) or outbreak or escalation of hostilities or acts of war or terrorism, or (9) any failure by Parent in and of itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; provided, however, that, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction, maritime and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including survey exceptions, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building or similar restrictions, (D) inchoate Liens arising under ERISA and pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Parent and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements, currency rate protection agreements or obligations under any cash or treasury management arrangements, in each case, incurred in the ordinary course of business and not for speculative purposes, (G) banker’s Liens and customary rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds and assets maintained with a depository institution or brokerage, (H) pledges and Liens to secure the performance of bids, trade contracts, drilling contracts and leases (other than indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens on cash and cash equivalents to secure letters of credit or bank guarantees issued to support such obligations), (I) Liens arising under a contract over goods, documents of title to and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of Parent and/or its Subsidiaries in the ordinary course of business, (J) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business and not as a result of any default or omission by Parent or any of its Subsidiaries, (K) Liens for charters or subcharters or leases or subleases, (L) the Liens set forth on Section 8.15 of the Parent Disclosure Schedule, or (M) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Parent Shareholder” means a holder of Parent Shares from time to time.

“Parent Shares” means the shares in Parent.

“Parent Stock Plans” means, collectively, the Parent 2021 Long-Term Incentive Plan, effective February 18, 2021.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“person” means an individual, a public limited company, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, disposal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Registration Rights Agreement” means that certain Registration Rights Agreement, substantially in the form of Exhibit B, to be entered into by Parent and certain of the Company Members.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Issuance” means the issuance of Parent Shares as Merger Consideration and as contemplated by this Agreement.

“Subsidiaries” of any Party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner on the date hereof.

“Takeover Proposal” means, with respect to the Company or Parent, (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture, scheme of arrangement or other similar transaction involving such Party or any of its Subsidiaries whose assets, taken together, constitute 20% or more of such Party’s consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the outstanding shares of securities of such Party representing more than 20% of the voting power of such Party or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of equity securities in any Subsidiary of such Party), directly or indirectly, in one or more transactions, assets or businesses of such Party or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of such Party, in each case, other than the Merger.

“Tax” or “Taxes” means any and all U.S. and non-U.S. federal, state, local or provincial taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, environmental, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Warrant Consideration Shares” means the aggregate number of Parent Shares issuable to the holders of Warrants pursuant to Section 5.1(f)(iii) of the Company Warrant Agreement, as reasonably determined by the Company pursuant to the terms thereof.

“Warrant Exchange Ratio” means (i) the Warrant Consideration Shares, divided by (ii) 441,176.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NOBLE CORPORATION

By:	/s/ Robert W. Eifler
Name: Robert W. Eifler
Title: President and Chief Executive Officer

DUKE MERGER SUB, LLC

By: Noble Corporation, its sole member

By:	/s/ Robert W. Eifler
Name: Robert W. Eifler
Title: President and Chief Executive Officer

PACIFIC DRILLING COMPANY LLC

By:	/s/ Andrew E. Schultz
Name: Andrew E. Schultz
Title: Manager

By:	/s/ Bernie G. Wolford Jr.
Name: Bernie G. Wolford
Title: Manager

[Signature Page to Agreement and Plan of Merger]

ANNEX I

INDEX OF DEFINED TERMS

Action	Section 5.9(b)
Affected Employee	Section 5.16(a)
affiliates	Section 8.15
Agreement	Preamble
Anti-Corruption Act	Section 3.21
Antitrust Laws	Section 5.6(b)
Approved Sale	Recitals
Benefit Plan	Section 8.15
business day	Section 8.15
Cancelled Company Interests	Section 2.1(a)(ii)
CARES Act	Section 8.15,
Cayman Merger Documents	Section 1.3
Certificates	Section 2.1(a)
CLCI	Section 8.15
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.15
Collective Bargaining Agreement	Section 8.15
Company	Preamble
Company Approvals	Section 3.2(b)
Company Benefit Plan	Section 3.16(a)
Company Board	Recitals
Company Board Recommendation	Section 3.2(a)
Company Disclosure Schedule	Article III
Company Employee	Section 3.15
Company Financial Statements	Section 8.15
Company Fleet Report	Section 3.13(a)
Company Intellectual Property	Section 3.11(a)
Company Interests	Section 8.15
Company IT Assets	Section 8.15
Company Leased Real Property	Section 3.12(a)
Company Material Adverse Effect	Section 8.15
Company Material Contracts	Section 3.19(a)
Company Material Subsidiaries	Section 3.1(b)
Company Members	Section 8.15
Company Organizational Documents	Section 3.1(b)
Company Permits	Section 3.6(b)
Company Permitted Liens	Section 8.15
Company Transaction Documents	Section 3.2(a)
Confidentiality Agreement	Section 5.3(b)
Contract	Section 3.19(a)
control	Section 8.15
Effective Time	Section 1.3
End Date	Section 7.1(b)

Environmental Law	Section 8.15
ERISA	Section 8.15
ERISA Affiliate	Section 8.15
Exchange Act	Section 3.2(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Export Control Laws	Section 8.15
FCPA	Section 3.21
Foreign Investment Laws	Section 5.6(b)
GAAP	Section 3.3(a)
Governmental Entity	Section 3.2(b)
Hazardous Materials	Section 8.15
Holders	Section 3.18
Indemnified Party	Section 5.9(b)
Intended Tax Treatment	Section 5.12
knowledge	Section 8.15
Law or Laws	Section 3.6(a)
Letter of Transmittal	Section 2.2(c)
Lien	Section 3.2(c)
LLCA	Recitals
Maximum Amount	Section 5.9(c)
Membership Approval	Section 8.15
Membership Interest Exchange Ratio	Section 2.1(a)(iii)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
OFAC	Section 3.22(a)
Order	Section 8.15
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Benefit Plan	Section 4.16(a)
Parent Board	Recitals
Parent Disclosure Schedule	Article IV
Parent Employee	Section 4.15
Parent Financial Statements	Section 8.15
Parent Fleet Report	Section 4.13(a)
Parent Intellectual Property	Section 4.11(a)
Parent Leased Real Property	Section 4.12(a)
Parent Material Adverse Effect	Section 8.15
Parent Material Contracts	Section 4.19(a)
Parent Material Subsidiaries	Section 4.1(b)
Parent Organizational Documents	Section 4.1(b)
Parent Permits	Section 4.6(b)
Parent Permitted Lien	Section 8.15
Parent Shareholder	Section 8.15
Parent Shares	Section 8.15

Parent SEC Documents	Section 4.3(a)
Parent Stock Awards	Section 4.1(c)
Parent Stock Plan	Section 8.15
Parent Transaction Documents	Section 4.2(a)
Parties	Preamble
Payroll Tax Executive Order	Section 8.15
Permits	Section 4.6(b)
person	Section 8.15
Plan of Merger	Section 1.3
Qualified Plan	Section 3.16(b)
Release	Section 8.15
Remedies Exceptions	Section 3.2(a)
Representatives	Section 5.4(a)
Sarbanes-Oxley Act	Section 3.3(a)
SEC	Section 8.15
Securities Act	Section 3.2(b)
Share Issuance	Section 8.15
Subsidiaries	Section 8.15
Surviving Company	Recitals
Takeover Proposal	Section 8.15
Tax or Taxes	Section 8.15
Tax Return	Section 8.15
Termination Date	Section 5.1(a)
Third Party	Section 8.13(b)
Third Party Rights Clause	Section 8.13(a)
Trade Sanctions	Section 8.15
Transaction Material	Section 3.24
Transfer Taxes	Section 8.2
Treasury Regulations	Section 8.15
UKBA	Section 3.21
Voting and Support Agreement	Recitals
Warrant Agreement	Section 8.15
Warrant Exchange Ratio	Section 8.15

EXHIBIT A

PLAN OF MERGER

The Limited Liability Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [•], 2021 between Pacific Drilling Company LLC (the “Surviving Entity”) and Duke Merger Sub, LLC (the “Merging Entity” and together with the Surviving Entity, the “Constituent Entities”).

Whereas the Merging Entity is a Cayman Islands limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part 10 of the Limited Liability Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Entity is a Cayman Islands limited liability company and is entering into this Plan of Merger pursuant to the provisions of Part 10 of the Statute.

Whereas the manager of the Merging Entity and the managers of the Surviving Entity deem it desirable and in the commercial interests of the Merging Entity and the Surviving Entity, respectively, that the Merging Entity be merged with and into the Surviving Entity and that the undertaking, property and liabilities of the Merging Entity vest in the Surviving Entity (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated March 25, 2021 and made between, amongst others, the Surviving Entity and the Merging Entity (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent limited liability companies (as defined in the Statute) to this Merger are the Surviving Entity and the Merging Entity.

2	The surviving entity (as defined in the Statute) is the Surviving Entity.

3

The registered office of the Surviving Entity is c/o Appleby Global Services (Cayman) Limited of 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands and the registered office of the Merging Entity is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Effective upon the Merger, the registered office of the Surviving Entity shall be c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Each Constituent Entity has a single class of LLC Interests.

5	The date on which it is intended that the Merger is to take effect is [•], 2021 (the “Effective Date”).

6

The terms and conditions of the Merger, including the manner and basis of converting interests in the Surviving Entity into interests in the parent of the Merging Entity, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

7	The Registration Statement of the Surviving Entity shall be amended in the form annexed at Annexure 2 hereto on the Effective Date.

8	There are no amounts or benefits which are or shall be paid or payable to any manager of either Constituent Entity consequent upon the Merger.

9	The Merging Entity has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

10

The Surviving Entity has granted fixed and floating security interests that are outstanding as at the date of this Plan of Merger, in each case to Cantor Fitzgerald Securities, as collateral agent (the “Collateral Agent”), of 110 East 59th Street, New York, NY 10022, United States of America pursuant to: (i) a Gibraltar-law governed mortgage of shares agreement dated 31 December 2020 and entered into between the Surviving Entity and the Collateral Agent; and (ii) a US-law governed pledge and security agreement dated 31 December 2020 and entered into between, among others, the Surviving Entity and the Collateral Agent (the “Charge Documents”). The Collateral Agent has provided its written consent to the Merger pursuant to section 46(8) of the Statute.

11	The names and addresses of each manager of the Surviving Entity are:

11.1	[Insert name and address]

11.2	[Insert name and address]

12	This Plan of Merger has been approved by the managers of the Surviving Entity and the Merging Entity pursuant to section 46(3) of the Statute.

13

This Plan of Merger has been authorised by no less than a two thirds majority in number of the members of the Surviving Entity and by the sole member of the Merging Entity pursuant to section 46(6) of the Statute.

14	At any time prior to the Effective Date and subject to the terms of the Merger Agreement, this Plan of Merger may be:

14.1	terminated by the managers of either the Surviving Entity or the Merging Entity;

14.2	amended by the managers of both the Surviving Entity and the Merging Entity to:

(a)

change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Limited Liability Companies; and

(b)

effect any other changes to this Plan of Merger which the managers of both the Surviving Entity and the Merging Entity deem advisable, provided that such changes do not materially adversely affect any rights of the members of the Surviving Entity or the Merging Entity, as determined by the managers of both the Surviving Entity and the Merging Entity, respectively.

15	This Plan of Merger may be executed in counterparts.

16	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by		)

and	)

Duly authorised for	)

and on behalf of	)	Manager

Pacific Drilling Company LLC	)

)

)

	)	Manager

SIGNED by		)

Duly authorised for	)

and on behalf of	)	Manager

Duke Merger Sub, LLC	)